Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 22nd day of November, 2010, by and between NewLink Genetics Corporation (the “Company”), and Jay Ramsey (“Executive”) (collectively, the “Parties”).

WHEREAS, the Company wishes to continue to employ Executive and to assure itself of the continued services of Executive on the terms set forth herein;

WHEREAS, Executive wishes to be so employed under the terms set forth herein; and

WHEREAS, the Parties intend that this Agreement shall supersede and replace any similar agreements that presently exist or may have previously existed between the Parties regarding the terms of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1.             EMPLOYMENT.  The Company will continue to employ Executive and Executive shall continue to serve the Company in the capacity of Quality Assurance and Quality Control Officer (“QA/QC”).

2.             AT-WILL EMPLOYMENT.  It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Executive’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in a writing signed by Executive and approved by the Board of Directors of the Company (the “Board of Directors”).

3.             DUTIES.  Executive shall continue to render exclusive, full-time services to the Company as its QA/QC.  Executive shall report to Chief Executive Officer.  Executive shall perform services under this Agreement primarily at the Ames or Des Moines, Iowa, offices of the Company, and from time to time at such other locations as is necessary to perform the duties of QA/QC under this Agreement.  Subject to the terms of this Agreement, Executive’s responsibilities, working conditions and duties may be changed, added to or eliminated during his employment at the sole discretion of the Chief Executive Officer.  During Executive’s employment with the Company he shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company.

4.             POLICIES AND PROCEDURES.  Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

5.             BASE SALARY.  For all services rendered and to be rendered hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept a salary of $240,000 per annum (“Base Salary”) which will be paid periodically in accordance with normal Company payroll practices and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive.  Executive’s salary shall be subject to annual review and adjustment by the Board of Directors.

6.             STOCK OPTIONS.  Executive was previously granted options to purchase 160,000 shares of Company common stock.  Except as expressly modified by this Agreement, the vesting schedule and all other terms, conditions and limitations of the options will be governed by the Company’s 2000 and/or 2009 Equity Incentive Plans (the “Plans”) and in the stock option grant notices and stock option agreements approved by the Board and entered into by Executive.

7.             BONUS.  Executive may be eligible to receive an annual performance bonus of up to 25% of his Base Salary subject to employment taxes, withholding and deductions (“Bonus”) based upon Executive’s achievements of certain milestones and performance objectives established by the Company (“Variable Incentive Bonus Plan”).  Except as expressly provided otherwise herein, Executive must remain employed with the Company throughout the applicable bonus year in order to be eligible for any Bonus.  The Board of Directors or the Compensation Committee, in its sole discretion, shall determine the extent to which Executive has achieved the performance targets upon which Executive’s Bonus is based, and the amount of Bonus to be paid to Executive, if any.  Bonuses are not earned until they are approved in writing by the Board of Directors or Compensation Committee.

8.             OTHER BENEFITS.  While employed by the Company as provided herein:

(a)           Executive Benefits.  The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Executive from time to time at the Company’s discretion.

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(b)           Expense Reimbursement.  The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.

(c)           Vacation.  Executive will be entitled to twenty (20) vacation days, which will accrue in monthly increments.

9.             CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

(a)                   Proprietary Information.  Executive reaffirms and agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A.

(b)                   Exclusive Property.  Executive agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Executive while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

(c)                   Non-Competition and Non-Solicitation.  Executive agrees that for a period of one year following his last day of employment with the Company, he shall continue to comply with the non-competition and non-solicitation obligations set forth in the Proprietary Information Agreement.

10.          TERMINATION.  Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to the following:

(a)           Termination by Death or Disability.  Subject to applicable state or federal law, in the event that Executive shall die during his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Executive’s inability to carry out his job responsibilities for a continuous period of more than six months, Executive’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has become permanently disabled.  Vesting of all options shall cease on the date of such termination.

(b)           Voluntary Resignation by Executive.  In the event that Executive voluntarily terminates his employment with the Company, the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Executive any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused vacation, and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of all options shall cease on the date of such termination.

(c)           Termination for Cause.  In the event that Executive is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder

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shall cease upon the date of receipt by Executive of written notice of such termination (the “Termination Date”), except the Company shall pay Executive any salary earned but unpaid prior to the Termination Date, any benefits accrued prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of all options shall cease on the Termination Date.

(d)           Termination by the Company without Cause or for Good Reason.  In the event Executive’s employment is terminated without Cause (as defined herein) or due to death or disability (as provided in Section 10(a)) or Executive resigns for Good Reason (as defined herein) and upon the execution of a Release by Executive and written acknowledgment of Executive’s continuing obligations under the Proprietary Information Agreement, Executive shall be entitled to receive the equivalent of six (6) months of his Base Salary as in effect immediately prior to the termination date, payable on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release.  Provided that Executive is eligible for and timely elects continuation of his health insurance pursuant to COBRA, for a period of six (6) months following a termination without Cause, the Company shall also reimburse Executive for the cost of COBRA premiums to be paid in order for Executive to maintain medical insurance coverage that is substantially equivalent to that which Executive received immediately prior to the termination provided, however, that the Company’s obligation to pay Executive’s COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during the six (6) month period, and Executive hereby agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance in such event (the salary continuation and COBRA reimbursement are collectively referred to as the “Severance Benefits”).

(e)           Definition of Cause.  For purposes of this Agreement, “Cause” means (i) the Executive’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of the Executive by the Company (other than by reason of Disability); (ii) the Executive’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) the commission or omission of or engaging in any act or practice which constitutes a material breach of the Executive’s fiduciary duty to the Company, involves personal dishonesty on the part of the Executive or demonstrates a willful or continuing disregard for the best interests of the Company; or (iv) the Executive’s engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company, its business or any of its customers, Executives or vendors.

(f)            Definition of Good Reason.  For purposes of this Agreement, “Good Reason” means that one or more of the following is undertaken without Executive’s express written consent: (i) a reduction in Executive’s Base Salary, bonus (if any) or benefits that would substantially diminish the aggregate value of Executive’s compensation and benefits without Executive’s consent; or (ii) the assignment to Executive of duties that are substantially and materially inconsistent with the position held by Executive prior to the Change in Control and that are not a reasonable advancement of Executive’s position within the Company.

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11.          CHANGE IN CONTROL BENEFITS.

(a)           Change of Control Termination.  If within the thirteen (13) months immediately following a Change in Control or the one (1) month immediately preceding a Change in Control:  (i) Executive is involuntarily terminated by the Company (or its successor entity) other than for Cause or (ii) Executive voluntarily terminates his employment with the Company (or its successor entity) for Good Reason (either constituting a “Change of Control Termination”), and in each case Executive signs a Release and written acknowledgment of Executive’s continuing obligations under the Proprietary Information Agreement, Executive shall be entitled to the equivalent of six (6) months of his Base Salary as in effect immediately prior to the Change of Control Termination Date, payable on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release.  Provided that Executive is eligible for and timely elects continuation of his health insurance pursuant to COBRA, for a period of six (6) months following a Change in Control Termination, the Company shall also reimburse Executive for the cost of COBRA premiums to be paid in order for Executive to maintain medical insurance coverage that is substantially equivalent to that which Executive received immediately prior to the termination provided, however, that the Company’s obligation to pay Executive’s COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during the six (6) month period, and Executive hereby agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance in such event (the salary continuation and COBRA reimbursement are collectively referred to as the “Change in Control Severance Benefits”).

In addition, the Company will vest one-hundred percent (100%) of the shares subject to Executive’s options and such vesting shall occur upon the occurrence of the Change of Control in the case of a Change of Control Termination occurring prior to the Change in Control or upon termination in the case of a Change of Control Termination occurring after the Change of Control.  All other terms and conditions set forth in the options, the Plan, and the applicable stock option agreements shall remain in full force and effect.

(b)           Definition of Change in Control.  For purposes of this Agreement, “Change of Control” of the Company has the same definition as set forth in the Company’s 2009 Equity Incentive Plan.

12.          CODE SECTION 409A COMPLIANCE.  Because of the uncertainty of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to payments pursuant to this Agreement, including, without limitation, payments pursuant to Sections 11 and 12 hereof, Executive agrees that if any such payments are subject to the provisions of Section 409A of the Code by reason of this Agreement, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then such payments shall be made in accordance with, and this Agreement automatically shall be amended to comply with, Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified Executive” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service. In the event that a six month delay is required, on the first regularly scheduled pay date following

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the conclusion of the delay period the Executive shall receive a lump sum payment in an amount equal to six (6) months of Executive’s Base Salary and thereafter, any remaining Severance Benefits shall be paid on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions.

13.          MISCELLANEOUS.

(a)           Taxes.  Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement.  Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement.  Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

(b)           Modification/Waiver.  This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same.  No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(c)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company.  This Agreement shall not be assignable by the Executive.

(d)           Notices.  All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner.  Executive promptly shall notify Company of any change in Executive’s address.  Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(e)           Governing Law; Personal Jurisdiction and Venue.  This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Iowa as such laws are applied to agreements between Iowa residents entered into and performed entirely in Iowa.  The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Iowa and agree to Iowa court’s exercise of personal jurisdiction.

(f)            Entire Agreement.  This Agreement together with the Exhibits A and B attached hereto, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof.  No

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representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

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IN WITNESS WHEREOF, the parties have each duly executed this Employment Agreement as of the day and year first above written.

NEWLINK GENETICS CORPORATION

/s/ Gordon Link
Print Name:	Gordon Link
Its:	CFO

EMPLOYEE

/s/ William Jay Ramsey
Print Name:	William Jay Ramsey

Exhibit A

NEWLINK GENETICS CORPORATION

MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS’
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by NEWLINK GENETICS CORPORATION (the “Company”), and the compensation now and hereafter paid to me.  I hereby agree as follows:

1.             NONDISCLOSURE.

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company; (b) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); (c) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (d) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions.  I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.  In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verity and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             NO CONFLICTS OR SOLICITATION.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive.  To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company.  To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company.  I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below).

4.             If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.             COVENANT NOT TO COMPETE.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive.  To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the

Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below).  It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

5.1          Reasonable.  I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable.  I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.  If any restriction set forth in this paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.2          As used herein, the terms:

(i)            “Restricted Business” shall mean any business engaged in areas similar to those the Company is pursuing, including but not limited to: [add description] and companies engaged in substantially similar development or commerce that competes with, or is perceived to be a competitor of, the Company’s products or services, whether current or planned.

(ii)           “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

6.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

7.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

8.             RETURN OF COMPANY MATERIALS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10.          NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

11.          NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12.          GENERAL PROVISIONS.

12.1        Governing Law; Consent to Personal Jurisdiction and Exclusive Forum.  This Agreement will be governed by and construed according to the laws of the State of Iowa as such laws are applied to agreements entered into and to be performed entirely within Iowa between Iowa residents.  I hereby expressly understand and consent that my employment is a transaction of business in the State of Iowa and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Iowa, and the state courts located in the County of Story, Iowa, for any lawsuit filed against me by Company arising from or related to this Agreement.  I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Iowa.  No such action may be brought in any forum outside the Stare of Iowa.  Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal.  A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to the federal courts located in the State of Iowa, or the state courts located in the County of Story, Iowa.

12.2        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.4        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5        Employment.  I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause.  I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.6        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7        Entire Agreement.  The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement

This Agreement shall be effective as of the first day of my employment with the Company, namely:                               ,             .

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:	12/4/2001

/s/ William Jay Ramsey
Signature

William Jay Ramsey
Printed Name

ACCEPTED AND AGREED TO:

/s/ Nicholas Vahanian

EXHIBIT A

TO:	NewLink Genetics Corporation

FROM:	W. Jay Ramsey

DATE:	12/4/2001

SUBJECT:	Previous Inventions

1.           Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by NewLink Genetics Corporation that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☒	See below:

Existing U.S. Patents

E4 of 4 mediated anti-tumor and anti-inflammatory effects

Transcomplementation mediated adenovirus gene delivery

Integrase fusion protein mediated gene transfer and insertion

☒	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐            Additional sheets attached.

A-1

EXHIBIT A

TO:	NewLink Genetics Corporation

FROM:	W. Jay Ramsey

DATE:	12/4/2001

SUBJECT:	Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by NewLink Genetics Corporation that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☒	See below:

Gene therapy for congenital adrenal hyperplasia via correction of inherited metabolic defects

☐	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐            Additional sheets attached.

A-1

EXHIBIT B

RELEASE

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, Executives, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment, including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Iowa state law (as amended).  Notwithstanding the foregoing, nothing contained in this Release is intended to release the Company from any claim arising out of or with regard to: (i) any payment to be made to me by the Company in connection the termination of employment as contemplated by the Employment Agreement, or (ii) any statutory obligation that the Company may have with regard to the continuation of benefits.

[IF APPLICABLE] ADEA Waiver and Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).  The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.

By:	Date: